Filed by Bowne Pure Compliance
Exhibit 99.2
JOINT FILERS’ NAMES AND ADDRESSES
1. Insight Venture Partners IV (Co-Investors), L.P.
2. Insight Venture Partners (Cayman) IV, L.P.
3. Insight Venture Partners IV (Fund B), L.P.
4. Insight Venture Associates IV, L.L.C.
5. Insight Holdings Group, LLC
The business for all of the above reporting person is:
680 Fifth Avenue
8th Floor
New York, NY 10019